Exhibit 5.1

Mega Matrix Inc.	D +852 3656 6054
E nathan.powell@ogier.com

Reference: NMP/CLE/503979.00002

20 April 2026

Dear Sirs

Mega Matrix Inc. (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form S-8, including all amendments or supplements thereto (the Form S-8), as filed with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended (including its exhibits, the Registration Statement). The Registration Statement relates to the registration of an additional 6,192,688 class A ordinary shares of par value of US$0.001 each in the Company (the ESOP Shares) pursuant to the 2025 Equity Incentive Plan which was approved by the board of directors of the Company on 4 August 2025 (the Plan).

We are furnishing this opinion as Exhibit 5.1 and Exhibit 23.1 to the Form S-8.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents (as defined below). A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents (the Documents):

(a)	the certificate of incorporation of the Company dated 11 October 2022 and the certificate of incorporation on change of name in respect of the Company dated 20 September 2023 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)	the third amended and restated memorandum and articles of association of the Company as adopted by special resolution passed on 15 August 2025 (respectively, the Memorandum and the Articles);

(c)	a certificate of good standing dated 10 April 2026 (the Good Standing Certificate) issued by the Registrar in respect of the Company;

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li Cecilia Li	Yuki Yan David Lin Alan Wong Janice Chu Zhao Rong Ooi Rachel Huang** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

(d)	the register of directors of the Company dated 26 February 2026 (the Register of Directors);

(e)	the written resolutions of the directors of the Company dated 4 August 2025 approving the Company’s filing of the Form S-8 relating to 8,000,000 shares and the adoption of the Plan and the minutes of the extraordinary general meeting of the shareholders of the Company held on 15 August 2025 (the EGM Minutes);

(f)	the written resolutions of the directors of the Company dated 26 March 2026 approving the company’s filing of the Form S-8 relating to 6,192,688 class A ordinary shares (together with paragraph (e) of this paragraph 1, the Board Resolutions).

(g)	a certificate dated on the date hereof as to certain matters of fact signed by a director of the Company (the Director’s Certificate);

(h)	the Form S-8; and

(i)	the Plan.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate, the Register of Directors, the Plan and the Director’s Certificate is accurate, complete and up-to-date (as the case may be) as at the date of this opinion;

(e)	the Memorandum and Articles provided to us are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

(f)	all copies of the Form S-8 are true and correct copies and the Form S-8 conforms in every material respect to the latest drafts of the same produced to us and, where the Form S-8 has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(g)	the Board Resolutions remain in full force and effect and have not been, and will not be, rescinded or amended, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Plan and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Plan which has not been properly disclosed in the Board Resolutions;

(h)	the Company will have sufficient authorized but unissued shares to effect the issuance of ESOP Shares at the time of issuance;

(i)	upon the issue of any ESOP Shares, the Company will receive consideration for the full exercise price thereof which shall be equal to at least the par value thereof;

(j)	the Company is, and after the allotment and issuance of the ESOP Shares will be, able to pay its liabilities as they fall due; and

(k)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar.

Authorised share capital

(b)	The authorised share capital of the Company is USD1,110,000, divided into: (i) 1,000,000,000 class A ordinary shares of par value USD0.001 each (the Class A Ordinary Shares), (ii) 50,000,000 class B ordinary shares of par value USD0.001 each (the Class B Ordinary Shares), (iii) 50,000,000 class C ordinary shares of par value USD0.001 each, and (iv) 10,000,000 preferred shares of par value USD0.001 each.

Corporate authorisation

(c)	The Company has taken all requisite corporate action to authorise the issuance of the ESOP Shares under the Plan and the Form S-8.

Valid issuance of ESOP Shares

(d)	The Class A Ordinary Shares to be issued by the Company in accordance with the Plan have been duly authorised for issue and when:

(i)	all provisions of the memorandum and articles of association of the Company then in effect, the Plan, the applicable award agreement and the Board Resolutions have been satisfied;

(ii)	full payment of exercise price, which is not less than the par value per ESOP Share, has been received by the Company; and

(iii)	such issuance of ESOP Shares have been duly registered in the Company’s register of members as fully paid shares,

will be validly issued, fully paid and non-assessable.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Form S-8 and the Plan to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Form S-8 and the Plan, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Form S-8 and the Plan and any other agreements into which the Company may have entered or any other documents.

4.2	Under the Companies Act (Revised) (Companies Act) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar of Companies in the Cayman Islands, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Form S-8.

This opinion may be used only in connection with the Form S-8 while the Plan is effective.

Yours faithfully

/s/ Ogier
Ogier